           Offer to Exchange Each Outstanding Share of Common Stock (Including the Associated Preferred Stock Purchase Rights)

                                      of

                            Comptek Research, Inc.

                                      for

                            Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                         Northrop Grumman Corporation

            Based on the Exchange Ratio Described in the Prospectus

             THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
   AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 2, 2000 UNLESS EXTENDED.


                                                                   July 6, 2000

To Our Clients:

  Enclosed for your consideration are the Prospectus, dated July 6, 2000 (the "Prospectus"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Northrop Grumman Corporation, a Delaware corporation ("Northrop Grumman"), through its wholly owned subsidiary Yavapai Acquisition Corp., a Delaware corporation ("Yavapai"), to exchange shares of common stock of Northrop Grumman, par value $1.00 per share (together with the associated preferred stock purchase rights, each, a "Northrop Grumman Share" and, collectively, the "Northrop Grumman Shares"), for each outstanding share of common stock, par value $0.02 per share (together with the associated preferred stock purchase rights, each, a "Comptek Share" and, collectively, the "Comptek Shares"), of Comptek Research, Inc., a New York corporation ("Comptek"), based on the exchange ratio described in the Prospectus and otherwise upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger dated as of June 12, 2000 (the "Merger Agreement") among Northrop Grumman, Yavapai and Comptek. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the New York Business Corporation Law and Delaware General Corporation Law, Yavapai will be merged with and into Comptek (the "Merger"), with Comptek surviving the Merger as a wholly owned subsidiary of Northrop Grumman.

  Shareholders whose certificates evidencing Comptek Shares ("Comptek Share Certificates") are not immediately available or who cannot deliver their Comptek Share Certificates and all other documents required by the Letter of Transmittal to the Exchange Agent prior to the expiration date or who cannot complete the procedure for delivery by book-entry transfer to the Exchange Agent's account at a book-entry transfer facility on a timely basis and who wish to tender their Comptek Shares must do so pursuant to the guaranteed delivery procedure described in "The Offer--Procedure for Tendering" in the Prospectus. See Instruction 1 of the Letter of Transmittal. Delivery of documents to a book-entry transfer facility in accordance with the book-entry transfer facility's procedures does not constitute delivery to the Exchange Agent.

  The materials relating to the Offer are being forwarded to you as the beneficial owner of Comptek Shares carried by us for your account or benefit but not registered in your name. We are the holder of record of Comptek Shares held by us for your account. A tender of such Comptek Shares may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Comptek Shares registered in the name of a broker, dealer, commercial bank, trust company or any other nominee to contact such registered holder promptly if they wish to tender Comptek Shares in the Offer. The enclosed Letter of Transmittal is furnished to you for information only and cannot be used by you to tender Comptek Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish us to tender any or all of the Comptek Shares held by us for your account or benefit pursuant to the terms and conditions set forth in the Offer. We urge you to read carefully the Prospectus and Letter of Transmittal and other material provided herewith before instructing us to tender your Comptek Shares.

  Your attention is directed to the following:

    1. Northrop Grumman is offering to exchange a number of Northrop Grumman Shares for each outstanding Comptek Share that is validly tendered and not properly withdrawn. The number of Northrop Grumman Shares into which each Comptek Share will be converted in the Offer will be determined (subject to the limitations described in the Prospectus) by dividing $20.75 by the final average per share closing price of Northrop Grumman common stock on the New York Stock Exchange for the 20 trading days in the period ending two business days prior to the effective date of the registration statement of which the Prospectus is a part.

    2. The Offer is being made for all of the outstanding Comptek Shares.

    3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 2, 2000, unless extended. Tendered shares may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 12:00 midnight, New York City time, on the expiration date. If Northrop Grumman elects to provide a subsequent offering period as described in the Prospectus, you will not have the right to withdraw Comptek Shares that you tender in the subsequent offering period.

    4. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Comptek Shares which represent on a fully diluted basis not less than 66.67% of the total issued and outstanding Comptek Shares, (ii) the expiration or termination of any and all waiting periods under applicable antitrust laws, and (iii) the registration statement of which the Prospectus is a part having been declared effective by the Securities and Exchange Commission. The Offer is subject to various other conditions set forth in the Prospectus, which you should review in detail. See "The Offer--Conditions of the Offer" in the Prospectus.

    5. The Comptek board of directors unanimously (i) determined that the Offer is fair to, and in the best interests of, the Comptek's shareholders,
  (ii) approved and declared advisable the Merger and the Merger Agreement and (iii) recommends that Comptek's shareholders accept the Offer and tender their Comptek Shares pursuant thereto.

    6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the transfer of Comptek Shares pursuant to this Offer.

  The Offer is made solely by the Prospectus and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Comptek Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Comptek Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

  If you wish to have us tender any or all of your Comptek Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the reverse side of this letter. An envelope in which to return your instructions is enclosed. If you authorize a tender of your Comptek Shares, all such Comptek Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender of Comptek Shares on your behalf by the expiration date.

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

 Instructions With Respect to The Offer to Exchange Each Outstanding Share of
                                 Common Stock
          (Including The Associated Preferred Stock Purchase Rights)

                                      of

                            Comptek Research, Inc.

                                      for

                            Shares of Common Stock
          (Including The Associated Preferred Stock Purchase Rights)

                                      of

                         Northrop Grumman Corporation

            Based On The Exchange Ratio Described In The Prospectus

  The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus dated July 6, 2000 (the "Prospectus"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Northrop Grumman Corporation, a Delaware corporation ("Northrop Grumman"), through its wholly owned subsidiary, Yavapai Acquisition Corp., a Delaware corporation, to exchange shares of common stock of Northrop Grumman, par value $1.00 per share (together with the associated preferred stock purchase rights, each, a "Northrop Grumman Share" and, collectively, the "Northrop Grumman Shares") for each outstanding share of common stock, par value $0.02 per share (together with the associated preferred stock purchase rights, each, a "Comptek Share" and, collectively, the "Comptek Shares"), of Comptek Research, Inc., a New York corporation ("Comptek"), based on the exchange ratio described in the Prospectus and otherwise upon the terms and subject to the conditions set forth in the Offer.

  You are instructed to tender for exchange in the Offer the number of Comptek Shares indicated below (or, if no number is indicated below, all Comptek Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Number of Comptek Shares to be Tendered: ____________________________________

 Date: _______________________________________________________________________

                                   Sign Here

 Signature(s): _______________________________________________________________

 Name(s) (Please Type or Print): _____________________________________________

 Address: ____________________________________________________________________

 Telephone Number: ___________________________________________________________

 Taxpayer Identification or Social Security Number: __________________________

 Unless otherwise indicated, it will be assumed that all of your shares held by us for your account are to be tendered.


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